Exhibit 99.1


                             SEL-LEB MARKETING, INC

       SEL-LEB MARKETING, INC. ANNOUNCES NASDAQ DELISTING OF COMMON STOCK
                             AND SIGNIFICANT LOSSES


PATERSON, NJ (MAY 22, 2003)...SEL-LEB MARKETING, INC. ("Sel-Leb")(NASDAQ: SELBE) announced today that NASDAQ has notified the Company that it will be delisted from the Nasdaq SmallCap Market with the opening of business on Friday May 23, 2003. After the Company had filed a request for a hearing before the Nasdaq Listing Qualifications Board, the Company determined it would still be unable to file its 10-KSB for the year ended December 31, 2002 and its first quarter 2003 10-QSB in the near term, due to the delay in receiving pertinent information from an independent third party, and in the Company's opinion it would not be able to meet various minimum listing requirements based on minimum share price and market value of public float. The Company therefore decided to withdraw its request for the hearing. As a result, the Company received notice of the cancellation of its hearing and that it would be delisted.

The Company's shares will not be listed on the National Quotation Bureau's Pink Sheets or on the Nasdaq Over The Counter Bulletin Board until it is current in its SEC filings, market makers come forward to apply for the listing of the Company's shares and the applications are cleared by the applicable quotation service. Sel-Leb is working diligently towards bringing its SEC filings current as soon as possible. Thereafter, it will seek to find market makers who make the appropriate applications. Despite these intentions, the Company is not able to provide assurance with respect to when or if its SEC filings will be brought current, market makers found, applications be cleared, or quotations will be available for its common stock.

The Company also reported that, while it has not completed the preparation of its December 31, 2002 and the first quarter 2003 financial statements and reports, it nevertheless has experienced a substantial reduction in revenues for the year 2002, with a resulting significant net loss, and a significant reduction in revenues for the first quarter of 2003, with the expectation of a net loss for the period. The delay in completion of this data is due to delays in the receipt of information from an independent third party, which is an integral and important part of the Company's operations. Major contributing factors to these losses were the production problems and then chapter 11 filing of a major supplier, followed shortly afterwards by the loss of a major customer.

In a related matter, Sel-Leb is the defendant in a lawsuit brought by Wells Fargo Bank arising out of Wells Fargo Bank's creditor relationship with the major supplier referred to in the preceding paragraph, alleging the Company improperly made payments to the supplier and took offsets against receivables owed by the Company to the supplier. Exclusive of punitive damages, Wells Fargo Bank alleges damages in the amount of approximately $850,000. The Company's counsel has responded to the complaint brought by Wells Fargo Bank and has asserted various defenses and has advised the Company that its liability is likely limited to the amount of the debt owed by Sel-Leb's supplier to Wells


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Fargo Bank, which the Company believes is currently no more than approximately
$400,000. Presently, Sel-Leb is continuing to purchase products and inventory from the supplier, and pursuant to the direction of the court presiding over the bankruptcy case of Sel-Leb's supplier, Sel-Leb has been and will continue to make payment for such new products and inventory directly to Wells Fargo Bank, which, under the details of the arrangement, shall be applied against the supplier's indebtedness to Wells Fargo Bank and by extension, will further reduce Sel-Leb's potential liability to Wells Fargo Bank. The Company believes its ultimate liability to Wells Fargo in this lawsuit, if any, will not be material.



Sel-Leb is a company primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers. The company's business also includes marketing and selling products to be promoted by celebrity spokespersons and sold to mass merchandise retailers.

The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, including but not limited to general trends in the retail industry (both general as well as electronic outlets), the ability of the company to maintain its financing arrangements (or obtain satisfactory alternative financing) on favorable terms, or at all, the ability of the company to successfully implement any future expansion plans, consumer acceptance of any products developed and sold by the company, the ability of the company to continue to develop its "celebrity" product business, the ability of the company to sell its specially purchased merchandise at favorable prices, on a timely basis or at all, the ability of the company to adequately source products that it sells to its customers, unanticipated litigation, claims or assessments, the delisting from the Nasdaq SmallCap Market effective May 23,2003 and the future trading market for the Company's securities, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact: Hal Markowitz, Chairman of the Board of Sel-Leb Marketing, Inc., (973) 225-9880.